EXHIBIT 99.01

PRESS RELEASE

GEO POINT TECHNOLOGIES, INC. TO ACQUIRE RTS OIL LLP

SALT LAKE CITY, Dec. 12, 2012 /PRNewswire/ --

Geo Point Technologies, Inc. (GNNC) announced today that it is in continuing negotiations on a non-binding Letter of Agreement to acquire RTS Oil LLP (RTS) of the Republic of Kazakhstan.  RTS currently provides Sinur Oil LLP, a wholly-owned subsidiary of GNNC, high quality crude oil for processing at its refinery in Karatau.  The acquisition is subject to normal and customary due diligence and the completion of an audit of RTS that complies with GAAP.  No assurance can be given that the acquisition will be completed.  The acquisition is hoped to be completed during the first quarter of 2013, depending upon the completion of the respective parties' due diligence of each other, the timing of the RTS audit, its acceptance by the GNNC Board of Directors and the negotiation and execution of a definitive agreement between the parties.

RTS operates approximately 20 petrol stations for retail sales, and 6 crude oil and fuel storage tank farms located throughout Kazakhstan for the wholesale distribution of petroleum products.

Jeffrey Jensen, President and CEO of the company stated, "We believe this acquisition will expand our opportunities in Kazakhstan, with a more integrated business model and provide a high quality, long-term supply of crude oil for our refinery with both retail and wholesale product distribution via RTS."

CONTACT: Geo Point Technologies, Inc., +1-801-810-4662, investor.relations@geopointtech.com

SOURCE Geo Point Technologies, Inc.

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